Exhibit 99.1

PRESS RELEASE

China BAK Appoints Danny Pan as New Chief Financial Officer

Shenzhen, China – January 8, 2013 –China BAK Battery, Inc. (“China BAK”, the “Company”, or “we”) (Nasdaq: CBAK), a leading global manufacturer of lithium-based battery cells, today announced that Mr. Danny Pan has been appointed as the Company’s new chief financial officer, treasurer and secretary, effective immediately.

Mr. Danny Pan is a Canadian Chinese with over 15 years of financial advisory experience in Hong Kong and Mainland China. Prior to joining China BAK, Mr. Pan served from 2009 as CFO and successfully completed the pre-IPO fund raising for Great East Packaging Group, a leading PRC Coke supplier of PET bottles and OEM bottled water. From 2010 to 2012, Mr. Pan served as the financial adviser for Mr. Jiang Xiaosong, the major planner and promoter of Boao Forum for Asia and the Chairman of Chambow Group. From 2003 to 2008, Mr. Pan held the Financial Controller position at a Sino-Japanese joint venture in Sichuan province that specialized in tea processing. Mr. Pan began his career with PricewaterhouseCoopers with focus on IPO and MNC audit. In 1996, Mr. Pan earned his bachelor of Business Administration in Accounting at Simon Fraser University in Canada and became a member of AICPA in 2001. Mr. Pan is fluent in English, Mandarin and Cantonese.

“It is with great excitement that we welcome Danny Pan to our management team,” said Mr. Xiangqian Li, China BAK’s President and Chief Executive Officer. “Mr. Pan is a seasoned financial executive who brings more than 15 years of corporate finance and management experience. We look forward to drawing upon Mr. Pan's vast operational and financial expertise as we continue to expand our established leadership position in consumer electronic and electric vehicle batteries in China.”

About China BAK Battery, Inc.

China BAK Battery, Inc. (NASDAQ: CBAK) is a leading global manufacturer of lithium-based battery cells. The Company produces battery cells that are the principal component of rechargeable batteries commonly used in cellular phones, smart phones, notebook computers, e-bikes, electric vehicles, power tools, uninterruptible power supplies, and portable consumer electronics such as portable media players, portable gaming devices, personal digital assistants, or PDAs, camcorders, digital cameras, and Bluetooth headsets. China BAK Battery, Inc.'s production facilities, located in Shenzhen and Tianjin, PRC, cover over three million square feet. For more information regarding China BAK Battery, Inc., please visit http://www.bak.com.cn.

Safe Harbor Statement

This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All "forward-looking statements" relating to the business of China BAK Battery, Inc. and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ. Please refer to China BAK's Annual Report on Form 10-K for the fiscal year ended September 30, 2012, as well as other SEC reports that have been filed since the date of such annual report, for specific details on risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. China BAK's actual results could differ materially from those contained in the forward-looking statements. China BAK undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:

Investor Relations Department
China BAK Battery, Inc.
Tel: 86-755-61886818 ext 6856
E-mail: ir@bak.com.cn